EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

   COCA-COLA ENTERPRISES INC.
NAMES WILLIAM W. DOUGLAS CONTROLLER,
PRINCIPAL ACCOUNTING OFFICER

ATLANTA, May 17, 2004 — Coca-Cola Enterprises today announced that the company’s board of directors has elected William W. (Bill) Douglas vice president, controller, and principal accounting officer, effective in July. He succeeds Rick L. Engum, who will assume the post of vice president of finance for the company’s North American Group.

Mr. Douglas, 43, has spent the past 13 years in various senior European roles within the Coca-Cola system. He has served as chief financial officer of Coca-Cola HBC, one of the world’s largest Coca-Cola bottlers, since February 2000, and prior to that was corporate controller of Coca-Cola Beverages PLC, based in London. He began his career in the Coca-Cola system in 1985, joining The Coca-Cola Company after three years with the accounting firm of Ernst & Whinney.

“We are fortunate to have a person of Bill Douglas’ skill and experience join our financial management team,” said Patrick J. Mannelly, senior vice president and chief financial officer. “His addition, coupled with Rick Engum’s new role in North America, strengthens the financial management capabilities of our company and demonstrates the depth of talent within our system.”

Mr. Engum began his career with the Coca-Cola system in 1974. Prior to his most recent assignment, he served as vice president, finance and administration for the Company’s European Group, and earlier as vice president, information systems.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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